UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2026

PACS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-42011	92-3144268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
90 S. 400 W. Suite 700
Salt Lake City, Utah 84101
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (801) 447-9829

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PACS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 24, 2026, the Board of Directors (the “Board”) of PACS Group, Inc. (the “Company”) appointed Carey Hendrickson to serve as the Company’s Chief Financial Officer, effective as of April 27, 2026. As Chief Financial Officer, Mr. Hendrickson will serve as the Company’s principal financial officer. In connection with Mr. Hendrickson’s appointment, Mark Hancock will cease to serve as Interim Chief Financial Officer but will continue to serve as Executive Vice Chairman and a Class II director of the Company. Mr. Hancock plans to retire from the Company and transition out of his role as an executive officer on June 30, 2026 while remaining on PACS’s Board of Directors as Vice Chairman.
Mr. Hendrickson, age 63, served as Chief Financial Officer of U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, from November 2020 until April 2026. From May 2014 to June 2018, he served as Senior Vice President and Chief Financial Officer and then Executive Vice President and Chief Financial Officer from June 2018 to November 2020 of Capital Senior Living Corporation (NYSE: CSU, now Sonida Senior Living, NYSE: SNDA), an operator of independent living, assisted living, and memory care communities. From 1992 through 2014, Mr. Hendrickson served in various roles at Belo Corp. (previously NYSE: BLC, until it was acquired by Gannett Co., Inc. (NYSE: GCI) in 2013), a television broadcasting company, including Senior Vice President, Chief Financial Officer and Treasurer. Mr. Hendrickson serves on the Board of Regents of Baylor University, including as Vice Chair of the Audit, Compliance and Risk Management Committee, and as Chairman of the Board of Advisors for Baylor’s School of Music. He is a Certified Public Accountant (inactive). Mr. Hendrickson received a Bachelor of Business Administration in Accounting from Baylor University and a Master of Business Administration in Finance from the University of Texas at Arlington.
There is no arrangement or understanding between Mr. Hendrickson and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Hendrickson and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Hendrickson has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.
Compensatory Arrangements
In connection with Mr. Hendrickson’s appointment as Chief Financial Officer, the Company and Mr. Hendrickson entered into an offer letter agreement (the "Offer Letter Agreement"), which sets forth the terms and conditions of his employment.
Pursuant to the Offer Letter Agreement, Mr. Hendrickson will receive an annual base salary of $475,000 and will be eligible to participate in the Company’s annual incentive bonus program with a target amount of $3,800,000.
In connection with Mr. Hendrickson’s appointment, the Company will grant Mr. Hendrickson an award of restricted stock units pursuant to the PACS Group, Inc. 2024 Incentive Award Plan. The number of restricted stock units subject to Mr. Hendrickson’s award will be determined by dividing $2,000,000 by the closing price per share of the Company’s common stock on the grant date. The restricted stock units will vest in substantially equal annual installments on the first, second, and third anniversaries of Mr. Hendrickson’s commencement of employment with the Company, subject to Mr. Hendrickson’s continued service through the applicable vesting date.
Mr. Hendrickson will also be eligible to participate in our Executive Severance Plan pursuant to which he will be eligible to receive severance payments upon a qualifying involuntary termination of employment, including in connection with a change in control of our company in accordance with the terms and conditions of the Executive Severance Plan.
The foregoing description of the Offer Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.
Item 7.01 Regulation FD Disclosure.
On April 27, 2026, the Company issued a press release announcing Mr. Hancock’s planned retirement and a press release announcing Mr. Hendrickson’s appointment, described in Item 5.02 of this Current Report on Form 8-K. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibits 99.1 and 99.2 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of the Company dated April 27, 2026 (Mark Hancock)

99.2	Press Release of the Company dated April 27, 2026 (Carey Hendrickson)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACS GROUP, INC.

Date: April 27, 2026	By:	/s/ Jason Murray
Jason Murray
Director, Chairman, and Chief Executive Officer